EXHIBIT 10.16

Pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Placement Date: October 18, 2017

Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111

Subject: The New York Times Company - Annuity Placement No. 1468
Massachusetts Mutual Life Insurance Company - Group Annuity Contract No. 45175

Massachusetts Mutual Life Insurance Company ("Insurer"):

This letter agreement (this "Agreement") serves to (i) confirm today’s placement on behalf of our client, The New York Times Company ("Plan Sponsor" and "Contract Holder") and (ii) set forth the agreement, representations and warranties of the Insurer, Plan Sponsor and The New York Times Company Pension Investment Committee (“Plan Fiduciary”) with respect thereto.

Insurer has agreed to issue a nonparticipating, single premium, group annuity pension buy-out contract (the "GAC") to settle liabilities associated with certain benefits arising under the Retirement Annuity Plan for Craft Employees of The New York Times Company ("Plan") as described in Annuity Placement Specifications No. 1468, for a premium amount of $[***] ("Premium"). The Premium will be delivered in cash to the Insurer no later than October 24, 2017 ("Premium Transfer Date"). The benefits associated with the Premium on October 18, 2017 ("Placement Date") are summarized as follows:

Population Group	Number of Participants	Monthly Benefit Amount
Retirees with monthly benefits under $1,000	586	$[***]

The GAC will conform in all material respects with Annuity Placement Specifications No. 1468 dated August 29, 2017 (the "Specifications"), and the Insurer final Proposal (which may include clarifications to and/or deviations from the Specifications) dated October 18, 2017 (the "Proposal"). All capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Specifications or Proposal, as applicable.

By signing below, Insurer, Plan Sponsor, on its own behalf, and Plan Fiduciary, on behalf of the Plan, agree as follows:

1.
The Insurer, the Plan Sponsor as Contract-Holder, and the Plan Fiduciary and their service providers shall cooperate in good faith to agree on the final terms of the GAC. The GAC shall reflect the terms in the Specifications and Proposal, provided that in the event the Specifications and Proposal are in conflict the terms of the Proposal will control. Where legally required, the

Insurer shall submit the GAC and Participant Certificates issued thereunder ("Certificates") for approval by the applicable state insurance regulatory authorities. In the case of the GAC, such submission shall be made no later than fourteen (14) days after the parties have agreed to the final terms of the GAC. In the case of the Certificates, such submission shall be made no later than fourteen (14) days after both the Insurer and the Plan Sponsor have agreed to the final terms of the Certificates.

2.
The Insurer and the Plan Sponsor as Contract-Holder shall execute the GAC within ten (10) business days after the later of (i) any required approval by the applicable state insurance regulatory authority and (ii) the payment to, or the refund from, the GAC for the final price adjustment. The Insurer shall deliver to each Participant an individual, customized Certificates no later than the later of (i) sixty (60) days following the GAC execution date and (ii) sixty (60) days after all required regulatory approvals of the Certificates have been obtained.

3.
The Insurer and Plan Sponsor shall cooperate in good faith to agree on any press release by the Insurer or the Plan Sponsor regarding the annuity purchase and the transactions contemplated by this letter; provided, however, that neither party shall issue a press release or otherwise publicly disclose the transaction(s) described in this letter unless and until the other party, in its discretion, approves such disclosure in writing which is subsequently acknowledged.

4.
In the event that a Participant, with respect to whom a benefit is provided under the GAC dies prior to January 1, 2018, the Insurer agrees to refund the premium associated with that Participant less any applicable death benefits payable in relation to a beneficiary, provided the Participant’s death is reported to Insurer no later than 180 days from the contract effective date.

5.
As described in the Proposal, the GAC will provide a premium adjustment corridor equal to [***]. Net pricing adjustments and benefits added after the Placement Date, to the extent they are reported no later than 180 days from the contract effective date, will be priced utilizing the same pricing assumptions in effect on the Placement Date. The Insurer will make or cause to be made all annuity payments to each Retired Participant, as contemplated under this Agreement and, when issued, as required under the GAC, from and after January 1, 2018 ("Benefit Commencement Date").

6.	The Plan Fiduciary shall cause the Plan Trustee to transfer cash to the Insurer as follows:

a.
As soon as practicable following the execution of this letter, the Plan Fiduciary will irrevocably direct the Plan trustee to assign, transfer and deliver to the Insurer on the Premium Transfer Date cash equal to the Premium.

b.	The cash will be delivered in accordance with the wire instructions set forth in the Proposal.

7.
The NDA between Plan Sponsor and the Insurer dated August 17th, 2017 continues to be applicable. Insurer agrees that, in addition to, and without limiting the generality of, any other confidentiality provisions contained in the NDA, if a Security Breach occurs prior with respect to Nonpublic Personal Information, as defined below, prior to the Benefit Commencement Date, then Insurer will (i) take appropriate measures to stop such Security Breach and/or correct the error, action or omission; (ii) as soon as practicable following discovery of such Security Breach report on such Security Breach to Plan Sponsor ; (iii) keep Plan Sponsor fully and timely informed regarding the effects of such Security Breach on Plan Sponsor, its data and its customers and Insurer’s plans for corrective action; (iv) periodically (or as reasonably requested by Plan Sponsor) report to Plan Sponsor the corrective action taken by Insurer in response to such

Security Breach; (v) provide reasonable assistance to Plan Sponsor, at Insurer’s expense, to support the drafting of any notices by Plan Sponsor to the affected participants and/or federal and state regulators and law enforcement agencies, and (vi) Insurer shall promptly disclose to Plan Sponsor details relating to any such Security Breach necessary or appropriate for Plan Sponsor to timely comply with applicable laws and regulations. To the extent the Security Breach was the result of error, act or omission by any of the Insurer Parties, Insurer shall reimburse Plan Sponsor for costs and expenses reasonably incurred by Plan Sponsor with respect to such Security Breach. Except as may be required by law, Insurer agrees to take no action with respect to notification to participants without Plan Sponsor’s express, written consent and according to Plan Sponsor’s specific instructions. For purposes of this section the following definitions shall apply:

“Nonpublic Personal Information” has the meaning given to the term “personal information” under the Privacy and Security Laws.

“Privacy and Security Laws” means collectively (i) Gramm-Leach Bliley Act, Title V, Subtitle A, Financial Privacy, 15 U.S.C. § 6801-6809, and related regulations and guidelines promulgated, from time to time, thereunder, (ii) the New York Notification of Unauthorized Acquisition of Private Information Act, NY CLS Gen Bus Section 899-aa, and (iii) such other similar laws and regulations enacted and adopted from time to time, all as may be amended or replaced from time to time.

“Security Breach” means the occurrence of an event or condition involving any aspect of any Involved Insurer System that is a security breach (as such phrase or similar phrase is used under any applicable Privacy and Security Law) or the occurrence of any error, act or omission by Insurer or any of its affiliates, or any of their directors, officers, managers, employees, subcontractors (inclusive of subcontractors through multiple tiers), or agents (collectively the “Insurer Parties”) that results in, or Insurer otherwise learns of, any unauthorized access to, or any unauthorized disclosure of, or any loss or theft of, any Plan Sponsor Nonpublic Personal Information

8.	The Insurer confirms that no fees, commissions or payments are or will be owed by the Plan Sponsor to any individual or entity in connection with the transactions contemplated by this Agreement.

9.	The Insurer represents and warrants that:

a.
It is a life insurance company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, is licensed to do business in the state of New York and has all requisite power and authority to enter into and carry out its obligations under this Agreement and to consummate the transactions contemplated to be undertaken by the Insurer hereunder.

b.
Following the payment of the Premium, the Insurer, and not the Plan or the Plan Sponsor (or any of their respective affiliates or representatives), shall be responsible for making the annuity payments to be paid on and after January 1, 2018 under the GAC for which such Premium is paid.

10.	Plan Sponsor, on its behalf represents and warrants that:

a.
It has all requisite power and authority to enter into and carry out its obligations under this Agreement and to consummate the transactions contemplated to be undertaken by the Plan Sponsor and the Plan hereunder;

b.	The Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

c.
It received the Proposal (including attachments thereto), reviewed it with their actuarial, financial and legal advisors and made the determination to purchase the GAC after consideration of the requirements of the Code and the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.

11.	Plan Fiduciary, on behalf of the Plan, represents and warrants that:

a.
It has all requisite power and authority to enter into and carry out its obligations under this Agreement and to consummate the transactions contemplated to be undertaken by the Plan Sponsor and the Plan hereunder; and

b.
It received the Proposal (including attachments thereto), reviewed it with their actuarial, financial and legal advisors and made the determination to purchase the GAC after consideration of the requirements of the Code and the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.

Please note that all contract-related documents should be forwarded to this office for review. Thank you for your assistance in this matter. Please do not send documents directly to the Plan Sponsor. The Plan Sponsor, Plan Fiduciary and Insurer have executed this Agreement as of the Placement Date.

Sincerely,

/s/ David Barker

David Barker

ACCEPTED AND AGREED TO:		ACCEPTED AND AGREED TO:
Massachusetts Mutual Life Insurance Company		The New York Times Company

By:	/s/ Neil Drzewiecki	By:	/s/ James M. Follo
Name:	Neil Drzewiecki	Name:	James M. Follo
Title:	Vice President & Actuary	Title:	EVP & CFO

ACCEPTED AND AGREED TO: The New York Times Company Pension Investment Committee
By:	/s/ Mehal Naik
Name:	Mehal Naik
Title:	Pension Investment Committee